EXHIBIT 4.4

DIVERSA CORPORATION

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of December 2, 2002 between DIVERSA CORPORATION, a Delaware corporation (the “Company”) and AMERICAN STOCK TRANSFER AND TRUST COMPANY, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of December 13, 2000 (the “Rights Agreement”) (capitalized terms used but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

WHEREAS, the Company and the Rights Agent desire to irrevocably amend the Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this First Amendment to Rights Agreement hereby agree as follows:

AMENDMENT

1.	Amendment of the Rights Agreement.

1.1    Section 1 of the Rights Agreement shall be amended by (i) adding the following language before the term “Acquiring Person” as it first appears in Section 1(a):

“Except as set forth in this Section 1(a) and in Section 35,”

and (ii) adding the following defined terms in alphabetical order (and re-lettering the subsequent defined terms appropriately):

“(q) “SPARTAG” means Syngenta Participations AG, a corporation organized under the laws of Switzerland.

(r) “Syngenta Party” means SPARTAG, Syngenta Seeds AG, a corporation organized under the laws of Switzerland, or any of their respective Affiliates or Associates.

1.2    A new Section 35 of the Rights Agreement is hereby added as follows:

“Section 35. Permitted Transactions.

Reference is made to (i) the Transaction Agreement among the Company, SPARTAG, and Torrey Mesa Research Institute, a Delaware corporation, to be dated as of a date occurring on or after the date of this Amendment (as amended from time to time, the “Transaction Agreement”), (ii) the warrant (the “Warrant”) exercisable for Common Shares (the “Warrant Shares”) to be issued by the Company to SPARTAG or its designee pursuant to Section 2.06(a)(ii) of the Transaction Agreement and (iii) the Stockholders Agreement (referred to in the recitals to the Transaction Agreement, the “Stockholders Agreement”).

Notwithstanding any other provision of this Agreement, in determining whether a Syngenta Party is deemed an “Acquiring Person” for purposes of this Agreement (i) any reference to “15%” in the definition of Acquiring Person in Section 1(a) shall be deemed to be a reference to 22% (the “Aggregate Ownership Percentage”); provided that if there is a reduction in the number of Common Shares outstanding on or prior to the Closing (as defined in the Transaction Agreement), then the Aggregate Ownership Percentage shall be deemed to be equal to the total ownership percentage which all of the Syngenta Parties hold in the outstanding Common Shares at the close of business (New York City time) on the Closing Date (as defined in the Transaction Agreement) (assuming the Closing has occurred prior to such time and assuming full exercise of the Warrant), (ii) any Subject Shares (as defined in the Stockholders Agreement) shall be disregarded and (iii) if there is a reduction in the number of Common Shares outstanding prior to the exercise in whole or any part of the Warrant by a Syngenta Party, no Syngenta Party shall be deemed to become an “Acquiring Person” as a result of the issuance by the Company of the Warrant Shares upon any exercise of the Warrant.

2.    Effectiveness of Amendment.    This Amendment shall become effective immediately prior to the execution of the Transaction Agreement by the parties thereto, provided however, that in the event the Transaction Agreement is terminated pursuant to its terms, this Amendment shall be deemed null and void and shall be of no force or effect.

3.    No Other Amendment.    Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement. This Amendment shall be irrevocable and each Syngenta Party shall be an express third party beneficiary hereof.

4.    Counterparts.    This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

The foregoing Amendment is hereby executed as of the date first above written.

THE COMPANY:

DIVERSA CORPORATION

By:	/s/ KARIN EASTHAM
Karin Eastham Senior Vice President, Finance and ChiefFinancial Officer

RIGHTS AGENT:

AMERICAN STOCK TRANSFER AND TRUST COMPANY

By:	/s/ HERBERT J. LEMMER
Name:	Herbert J. Lemmer
Title:	Vice President